UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2012

DRI Corporation

(Exact Name of Registrant as Specified in Charter)

North Carolina	000-28539	56-1362926
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13760 Noel Road, Suite 830 Dallas, Texas		75240
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (214) 378-8992

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. 240.13e-4(c))

ITEM 1.03 Bankruptcy or Receivership.

On March 25, 2012 (the “Effective Date”), DRI Corporation (“DRI”), including its wholly-owned North Carolina subsidiaries Digital Recorders, Inc., TwinVision of North America, Inc. and Robinson Turney International, Inc. (collectively, the “Debtors”) filed voluntary petitions to sell its assets and operations pursuant to Section 363 of Chapter 11 of the U.S. Bankruptcy Code. The Debtors filed for protection under Chapter 11 in the Eastern District of North Carolina Bankruptcy Court (the “Court”) and will continue to operate as a “debtor-in-possession” directed by its current officers and directors under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court. The case numbers are 12-02298-8, 12-02299-8 and 12-02300-8, respectively.

DRI plans to sell its assets pursuant to Section 363 of Chapter 11 in order to preserve and to return as much value as possible to its secured and unsecured creditors. Based on the current offer in the letter of intent from the potential buyer, there would not be any amounts paid to either the preferred or the common shareholders of the Debtors.

The bankruptcy filing is only related to the US-based organizations. The wholly-owned international subsidiary, DRI Europa AB, or more directly the Mobitec group of DRI subsidiaries, will continue to operate on a business-as-usual basis. DRI Europa AB collectively represents approximately 65% of the total DRI Corporation revenue. However, since the capital stock of DRI Europa AB is an asset of DRI Corporation, ownership of the international subsidiaries will be sold along with the US operating assets.

Prior to filing for protection under Chapter 11, the Debtors entered into a financing arrangement with its current lender, BHC Interim Funding III, L.P., a Delaware limited partnership (“BHC”), for a “debtor-in-possession” credit facility, subject to court approval. The facility will provide the Debtors with adequate cash resources to support their operations during the bankruptcy process leading up to the sale of the assets.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 29, 2012

DRI CORPORATION

	By:	/S/ DAVID L. TURNEY
David L. Turney
Chairman of the Board and Chief Executive Officer

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